EXHIBIT 99.1

For Immediate Release

July 6, 2018

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Announces Completion of $325 Million Private Notes Offering

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,”” we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today announced the July 2, 2018 closing of its second debt private placement pursuant to which BNL’s operating company, Broadstone Net Lease, LLC, will issue an aggregate principal amount of $325 million of unsecured, fixed-rate, interest-only senior notes (the “Senior Notes”), which will be guaranteed by BNL. The Senior Notes will be privately placed to a purchasing group consisting of 11 insurance companies active in the debt private placement market. The offering was initially targeted at $150 million, but the company elected to upsize the offering based upon strong market demand. BNL’s inaugural $150 million debt private placement transaction closed in April 2017.

The offering comprises two series of Senior Notes, the Series B Notes and the Series C Notes, both of which will be issued at par. Interest on the Senior Notes is payable semi-annually in arrears on January 2 and July 2 of each year beginning January 2, 2019. The Series B Notes consist of $225 million, 10-year Senior Notes bearing interest at 5.09% per annum (priced at 210 basis points above the 10-year U.S. Treasury yield at the time of pricing). $100 million of the Series B Notes were issued on July 2, 2018, with the remaining $125 million to be issued to the purchasers on September 13, 2018, pursuant to the offering’s delayed draw feature. The Series C Notes consist of $100 million, 12-year Senior Notes bearing interest at 5.19% per annum (priced at 220 basis points above the 10-year U.S. Treasury yield at the time of pricing). $50 million of the Series C Notes were issued on July 2, 2018, with the remaining $50 million to be issued to the purchasers on September 13, 2018, pursuant to the offering’s delayed draw feature.

“We are extremely pleased with the level of investor support for our second offering in the debt private placement market,” said Ryan Albano, Executive Vice President and Chief Financial Officer of Broadstone and BNL. “The offering was more than three times oversubscribed, with interest from both existing investors under our inaugural debt private placement as well as several new investors. We consider this new offering to be another significant step in BNL’s continued focus on maintaining and enhancing its strong and flexible investment grade balance sheet.”

Net proceeds from the offering will be used for general corporate purposes, which may include refinancing existing indebtedness and funding anticipated acquisitions in BNL’s growing real estate investment portfolio.

J.P. Morgan Securities, LLC, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. served as BNL’s joint lead placement agents on the offering.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 550 retail, healthcare, industrial, office and other properties in 40 states as of March 31, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 2,700 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

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